Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-168355) and the Registration Statement on Form S-8 (No. 333-186754) of our report dated March 7, 2018, included in the Annual Report on Form 10-K of Jacksonville Bancorp, Inc. for the year ended December 31, 2017.

/s/ BKD, LLP

Decatur, Illinois

March 7, 2018